Exhibit 10.1

Summary of Non-Employee Director Compensation Arrangements*

Each director of IAC who is not an employee of IAC or any of its businesses receives an annual retainer of $45,000 and the chairpersons of the Audit and Compensation and Human Resources Committees each receive an additional annual retainer of $15,000. Members of the Audit and Compensation and Human Resources Committees (including the chairpersons) receive an additional annual retainer of $10,000 and $5,000, respectively.

IAC also reimburses non-employee directors for all reasonable expenses incurred by these directors as a result of attendance at IAC Board and Committee meetings. In addition, non-employee directors receive a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon their initial election to office and annually thereafter on the date of IAC’s annual meeting of stockholders at which the director is re-elected. These restricted stock units vest in three equal annual installments commencing on the first anniversary of the grant date.

Under IAC’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer(s). Eligible directors who defer their retainer(s) can elect to have such deferred amounts applied to the purchase of share units, representing the number of shares of IAC Common Stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC Common Stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank.

Upon termination, a director will receive (1) with respect to share units, such number of shares of IAC Common Stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

*                                         The non-employee director compensation arrangements described above, which arrangements were approved by the Compensation and Human Resources Committee of the IAC Board of Directors on May 17, 2006, will become effective on July 1, 2006.